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                                                                    EXHIBIT 12.1



 STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
                          STOCK DIVIDEND REQUIREMENTS



        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994, 1993 AND 1992


           AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



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
                                               YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                  -------------------------------------------------     -----------------
                                   1992      1993      1994       1995       1996        1996      1997
                                  -------   -------   -------   --------   --------     -------   -------
Income before income taxes,
  undistributed earnings in
  unconsolidated affiliates and
  extraordinary charge..........  $28,656   $48,208   $60,653   $ 79,457   $110,579     $80,703   $72,025
Adjustments to earnings:
  Fixed charges.................   20,903     9,656    20,649     23,236     21,333      17,732    19,194
  Interest capitalized..........       --        --        --         --         --          --        --
  Preferred stock dividend
    requirements................       --        --        --         --         --          --        --
                                  -------   -------   -------   --------   --------     -------   -------
Total earnings and fixed
  charges.......................  $49,559   $57,864   $81,302   $102,693   $131,912     $98,435   $91,219
                                  =======   =======   =======   ========   ========     =======   =======
Fixed charges:
  Interest expensed.............  $17,621   $ 7,461   $17,404   $ 18,729   $ 17,741     $13,737   $14,939
  Amortization of deferred debt
    issuance costs..............       --        --       870      1,051      1,238       1,022       780
  Rental expense................    3,282     2,195     2,375      3,456      2,354       2,973     3,475
                                  -------   -------   -------   --------   --------     -------   -------
         Total fixed charges....  $20,903   $ 9,656   $20,649   $ 23,236   $ 21,333     $17,732   $19,194
                                  =======   =======   =======   ========   ========     =======   =======
Preferred stock dividend
  requirements:
  Preferred stock dividends.....  $ 2,903   $    --   $ 1,151   $  6,540   $ 14,646     $ 9,636   $14,685
  Gross-up for taxes............    1,728        --       582      3,174      7,710       5,189     7,907
                                  -------   -------   -------   --------   --------     -------   -------
Total preferred stock dividend
  requirements..................  $ 4,631   $    --   $ 1,733   $  9,714   $ 22,356     $14,825   $22,592
                                  =======   =======   =======   ========   ========     =======   =======
Ratio of earnings to fixed
  charges.......................     2.37      5.99      3.94       4.42       6.18        5.55      4.75
                                  =======   =======   =======   ========   ========     =======   =======
Combined ratio of earnings to
  fixed charges and preferred
  stock dividend requirements...     1.94      5.99      3.63       3.12       3.02        3.02      2.18
                                  =======   =======   =======   ========   ========     =======   =======
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